EXHIBIT 99.1
EZCORP ACQUIRES ELEVEN NEVADA PAWNSHOPS
AUSTIN, Texas (September 5, 2008) — EZCORP, Inc. (NASDAQ: EZPW) announced today that it has entered into a definitive agreement to acquire the assets of eleven pawnshops located in Las Vegas and Henderson, Nevada that operate under the Pawn Plus and ASAP Pawn brands.
EZCORP will acquire approximately $6.6 million of pawn loans, $2.2 million of inventory, $1.2 million of auto title loans and all other operating assets at the eleven locations for a total purchase price of $34.5 million. Half of the purchase price will be paid with the issuance of EZCORP’s Class A Non-voting Common Stock and half in cash. The acquisition is expected to close by early November.
EZCORP’s President and Chief Executive Officer, Joe Rotunda, stated, “We believe this is an excellent acquisition in a very good pawn market and will complement our existing four Las Vegas locations. These stores have an average pawn portfolio of roughly $600,000 per store, almost three times our chain average, and on a proforma basis, generated approximately $5.5 million of EBITDA during the last twelve months. In our fiscal 2009, we expect these stores to contribute five to six cents in earnings per share.”
Rotunda continued, “In conjunction with this acquisition, we are pleased to announce that Craig McCall, the seller, will be joining our team in a long term consulting capacity. Craig has done an excellent job in building this business in the Las Vegas market and we see Craig as a real asset to our company as we jointly fulfill the commitments he has made in developing this quality operation. Craig also will be our landlord at eight of these locations.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 30 Mexico Empeño Fácil locations open on June 30, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 461 EZMONEY locations and 71 EZPAWN locations open on June 30, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, the completion and anticipated benefits of an acquisition and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.